Exhibit 10.1

4D Molecular Therapeutics, Inc.

Amended and Restated Non-Employee Director Compensation Program

This 4D Molecular Therapeutics, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2020 Incentive Award Plan (the “Plan”) and has been amended and restated effective as of March 25, 2026 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective as of the Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$45,000
Audit Committee Chair:	$25,000
Compensation Committee Chair:	$20,000
Nominating and Corporate Governance Committee Chair:	$15,000
Science and Technology Committee Chair:	$10,000
Audit Committee Member (non-Chair):	$12,500
Compensation Committee Member (non-Chair):	$10,000
Nominating and Corporate Governance Committee Member (non-Chair):	$7,500
Science and Technology Committee (non-Chair):	$5,000

In lieu of any of the foregoing fees, the Executive Chairperson of the Board shall receive an annual retainer of $150,000.

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

|US-DOCS\110956199.4||

Initial Stock Option Grant:	Each Non-Employee Director who is initially elected or appointed to serve on the Board after the Effective Date shall be granted an Option under the Plan or any other applicable

Exhibit 10.1

Company equity incentive plan then-maintained by the Company to purchase 100,000 shares of Common Stock.

The Initial Stock Option Grant will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and thirty-three and one third percent (33.3%) of the total number of shares originally subject to the stock option shall vest and become exercisable one year after the applicable date of grant, and one-thirty-sixth (1/36th) of the total number of shares originally subject to the stock option shall vest and become exercisable monthly thereafter, so that all of the shares subject to the stock option shall be vested and exercisable on the third anniversary of the applicable date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who is or has, for at least 120 days, been serving on the Board as of the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 50,000 shares of Common Stock (or 75,000 shares of Common Stock if such Non-Employee Director is the Executive Chairperson of the Board).

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and thirty-three and one third percent (33.3%) of the total number of shares originally subject to the stock option shall vest and become exercisable one year after the applicable date of grant, and one-thirty-sixth (1/36th) of the total number of shares originally subject to the stock option shall vest and become exercisable monthly thereafter, so that all of the shares subject to the stock option shall be vested and exercisable on the third anniversary of the applicable date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of common stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted.

Exhibit 10.1

No portion of an Initial Option or Annual Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the Options granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respects to the terms of the Plan. The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company. For the avoidance of doubt, in no event will the provisions of the Plan govern the annual cash retainers paid pursuant to this Program.